Exhibit 10.2

March 1, 2010

Attention: Robert Lupo

Re: Termination of the Consulting Services Agreement

Dear Mr Lupo this letter is to formally notify you that, effective immediately, Lake Victoria Mining Company, Inc. is hereby terminating the Consulting Services Agreement dated December 3rd, 2009 as per the Addendum Agreement executed on December 31st, 2009 between yourself and Lake Victoria Mining Company.

Accordingly, the Company will, by March 15, 2010, assess and determine what value the Consultant's services to date have been to the Company and determine what compensation may be due.

I have enjoyed getting to know you, and I want to sincerely thank you for your services and look forward to staying in contact from time to time.

Sincerely yours,

ROGER A. NEWELL
Roger A. Newell
President

www.lvcamining.com                                           Address: 1781 Larkspur Drive Golden Colorado 80401 Tel: 303-526-5100